Exhibit 99.1

       INTERPHARM ANNOUNCES RECORD REVENUE AND EARNINGS FOR THE THREE AND
                   SIX MONTH PERIODS ENDED DECEMBER 31, 2003

Commack, New York, February 4, 2004. Interpharm Holdings, Inc (AMEX:IPA) today announced its operating results for the three and six-month periods ended December 31, 2003.

FINANCIAL HIGHLIGHTS

                                             Three-Months Ended December 31,
                                                  2003                 2002

                                              (UNAUDITED)           (UNAUDITED)

Revenue              Increased      76%         $11,706,000         $6,636,000
Gross Profit         Increased     117%          $2,618,000         $1,204,000
Operating Income     Increased     286%          $1,586,000           $411,000
Net Income           Increased     320%          $1,024,000           $244,000

                                             Six-Months Ended December 31,
                                                  2003                 2002

                                              (UNAUDITED)           (UNAUDITED)

Revenue              Increased       48%        $18,582,000         $12,569,000
Gross Profit         Increased       77%         $4,050,000          $2,288,000
Operating Income     Increased      150%         $1,931,000            $773,000
Net Income           Increased      185%         $1,252,000            $440,000


         The Company's record revenues were primarily the result of its continuing efforts to increase production capacity to meet increasing demand from its existing customers as well as accommodating orders from URL/Mutual under a manufacturing agreement that was announced last year. Sales of Allopurinol and Atenolol to URL/Mutual were approximately $3,950,000 and $5,850,000, respectively, for the three-month and six-month periods ended December 31, 2003. The Company did not produce either product during the same periods in 2002. In addition, the Company has also increased sales of Naproxen $878,000 from approximately $200,000 for the three-month period ended December 31, 2002 to $1,078,000 for the same period in 2003. At September 30, 2003, the Company had approximately $1,250,000 of inventory waiting to be packaged that was scheduled to be shipped during the month of September. This product was not shipped until October, 2003 as a result of a delay in the placement into service of one of its newly acquired packaging lines. This had the impact of decreasing September sales and increasing October sales for goods that were expected to ship in September.


         The Company's gross profit percentage for the three and six-month periods ended December 31, 2003 was 22.4% and 21.8%, respectively. This represents an increase of 4.2 and 3.6 percentage points, respectively, from the same periods in 2002. The Company attributes its increasing margins primarily to the diversification of its product line and increased manufacturing efficiency.

         Bob Sutaria, the Company's President stated "We have had our best results ever in terms of revenue, gross profit, and net income. Our results are all the more satisfying because we are already realizing returns on our investment in the expansion plan outlined last fall. We have shown a strong commitment to increasing our production capacity and developing mutually beneficial strategic alliances. Both strategies have been successful as reflected in this quarter's results. Our expansion plans are continuing as we are under contract to purchase an additional facility in Yaphank, New York. Interpharm will continue to tirelessly pursue its expansion plan to maximize shareholder value."



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         For further information, please contact: George Aronson at 631-952-0214 extension #101, or, via the Internet, at georgearonson@interpharminc.com

ABOUT INTERPHARM

Interpharm is in the business of developing, manufacturing and distributing generic pharmaceutical products in the United States. The Company currently market 19 products, representing various dosage strengths for 11 distinct drugs that it manufactures. Since June 30, 2003, the Company has been manufacturing Atenolol and Allopurinol for URL / Mutual. Interpharm also has five drugs that are currently under development.


FORWARD-LOOKING STATEMENTS

         Statements made in this news release, may contain forward-looking statements concerning Interpharm Holdings, Inc.'s business and products involving risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond Interpharm Holdings, Inc's control. Other risks inherent in Interpharm Holdings, Inc.'s business are described in ATEC Group, Inc.'s Definitive Proxy Statement, filed with the Securities and Exchange Commission on May 2, 2003, Form 10-K, filed on September 29, 2003 and Form 10-Q filed on November 14, 2003 and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections contained therein. The acquisition of Interpharm, Inc. is described in the foregoing proxy materials, as well as in ATEC's Form 8-K, filed with the Securities and Exchange Commission on February 27, 2003, our Form 8-K, filed on June 16, 2003 and our amended Form 8-K, filed on August 11, 2003. Interpharm Holdings, Inc. undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

         All information in this release is as of February 3, 2004. Interpharm Holdings, Inc. undertakes no duty to update any forward-looking statement to conform the release to actual results or changes in the Company's circumstances or expectations after the date of this release.





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